CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Lord Asset Management Trust and to the use of our report dated December 29, 2020 on the financial statements and financial highlights of Thomas White International Fund and Thomas White American Opportunities Fund, each a series of Lord Asset Management Trust. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/        TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 25, 2021